Exhibit 1A-11

May 18, 2016

Artesian CPA, LLC
Attn: Craig Denlinger, CPA
1624 Market Street, Suite 202
Denver, CO 80202

The following representations, made to the best of our knowledge and belief, are being provided to you in connection with your review of financial and accounting matters of the American Homeowner Preservation 2015A+, LLC (the “Company”), as to transactions and events after January 22, 2016 and to the date of this letter, your review having been performed in connection with the Regulation A Offering Statement and Form 1-A proposed to be filed by the Company with the Securities and Exchange Commission on or about May 18, 2016:

1.
The audited financial statements and schedules included in the offering documents or elsewhere in the offering statement present fairly the financial position and results of operations of the Company for the periods given.

2.
No events have occurred subsequent to January 22, 2016, that have a material effect on the financial statements that are in the filing or that should be disclosed in order to keep those statements from being misleading.

3.
We have made available to you (a) all financial records and related data that would have a bearing on the purpose of your review and (b) all minutes of the meetings of members or directors, and any other board actions.

4.
In connection with your audit of the Company’s financial statements for the period January 21, 2016 (inception) through January 22, 2016 we have previously provided representations to you dated May 18, 2016.  No matters have since come to our attention that would cause us to believe that any of those representations are no longer true.

5.
We understand, in connection with the filing of the above referenced registration statement, that you have performed certain limited procedures only, principally those called for by AU-C Seciton 720,  Other Information in Documents Containing Audited Financial Statements.

_____________________________

Jorge Newbery, Manager of Managing Member
American Homeowner Preservation Series 2015A+, LLC